EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143179, 333-149973, 333-158224, 333-165493 and 333-173851 on Form S-8 and Registration Statement Nos. 333-163811 and 333-173856 on Form S-3/A of our reports dated March 26, 2012, relating to the financial statements of U.S. Auto Parts Network, Inc. and subsidiaries, and the effectiveness of U.S. Auto Parts Network, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the period ended December 31, 2011.

/s/ Deloitte & Touche LLP

Los Angeles, CA

March 26, 2012